Exhibit 99.2

Preliminary Offering Memorandum Excerpts

SUMMARY

The following summary contains certain information about the offering. It does not contain all the information that may be important to you. For a more complete understanding of this offering and before making an investment decision in the notes, we encourage you to read this entire offering memorandum carefully, including the “Risk Factors” section and our consolidated financial statements and accompanying notes thereto included elsewhere in this offering memorandum. In addition, certain statements include forward-looking information that involves risks and uncertainties. See the section entitled “Disclosure Regarding Forward-Looking Statements” included elsewhere in this offering memorandum.

Our Company

We are a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil and gas end markets. Our wide range of innovative and quality product solutions are engineered and designed to address application-specific challenges that our customers face. We believe our businesses share important and distinguishing characteristics, including: well-recognized and leading brand names in the focused markets we serve; established distribution networks; innovative product technologies and features; customer approved processes and qualified products; relatively low ongoing capital investment requirements; strong cash flow conversion and long-term growth opportunities. We manufacture and supply products globally to a wide range of companies, with approximately 80% of our 2016 revenue generated from sales into North America. In addition, we generated more than 50% of our 2016 revenue from sales to less cyclical consumer product markets and aerospace markets with multi-year aircraft programs.

We recently implemented the TriMas Business Model, or “TBM,” as a common operating model across our operations. This framework drives how we plan, budget, review and measure performance, adjust when necessary, and incentivize and reward management. The TBM provides the foundation for determining our priorities, executing our growth and productivity initiatives, and allocating capital and other resources. For the twelve months ended June 30, 2017, our net sales were $801.0 million and our Adjusted EBITDA was $151.8 million. See “Non-GAAP Financial Information” and “—Summary Historical Consolidated Financial and Other Data” for our definition of Adjusted EBITDA and a reconciliation to net income (loss), the most comparable GAAP measure.

Our Competitive Strengths

TriMas operates businesses in four reportable segments: Packaging, Aerospace, Engineered Components and Energy. Our businesses include Rieke® (reported in Packaging), TriMas Aerospace™ (reported in Aerospace), Norris Cylinder™ and Arrow® Engine Company (both reported in Engineered Components) and Lamons® (reported in Energy). We believe TriMas is a uniquely positioned, diversified industrial manufacturer because of a number of competitive strengths, including:

•	Well-Recognized and Established Brands. We believe each of our go-to-market brands are well-recognized and firmly established in the focused markets we serve. We believe our brands represent high standards and a commitment to quality that our customers rely on when they make their supply chain and sourcing decisions. In most applications, the products we sell under our brands meet rigorous industry standards or customer qualifications, providing an advantage over a broad base of competitors. Moreover, we enhance our brands with ongoing investments in new products to help us capture additional customer share and identify new customer or market opportunities.

•	Innovative and Proprietary Manufacturing and Product Technologies. We believe each of our businesses is well-positioned through years of refined manufacturing know-how, innovative product development and application engineering and solutions design. We believe our manufacturing competencies and installed capital base would be difficult and costly to replicate, providing us an advantage over prospective competitors. We continue to place a priority on investing in innovation to protect our product designs, brand names and manufacturing methods. For example, we have launched a Global Innovation Center in India to augment existing Rieke innovation teams located in the United Kingdom and United States, and we believe we have a robust pipeline of solutions that we expect to commercialize in support of our growth strategies. A further example of innovation related to TriMas Aerospace includes an investment in, and launch of, a new manufacturing location to support our expansion into a new-to-TriMas fastening product line supplied to aerospace original equipment manufacturers (“OEMs”). Additionally, our Lamons business introduced a new insulating gasket to prevent corrosion in water and waste water applications, thereby facilitating another avenue for long-term growth. TriMas continues to place a priority on driving growth through both product and process innovation within each of its businesses.

•	Customer-Focused Solutions Drive Deep and Long-Term Relationships. We work collaboratively with our customers to design new product applications that help them satisfy rapidly changing tastes in today’s consumer product marketplace. As a recognized leader in our markets, customers partner with us during both the product development and production lifecycle. This ongoing relationship, often developed over decades, coupled with our expertise in innovation and application engineering, positions us to win new and replacement business with our customers when they launch new products or programs. Customers look to TriMas’ businesses for these product innovations because of our long-standing, trusted partnerships, which have provided the enabling technologies for their existing products, and our commitment to collaborate with them on designs for their future products.

Recent examples of customer-focused innovation within Rieke include a range of products designed to meet the requirements of the high-growth e-commerce retail sector and expand into new applications. These include a proprietary dispenser locking mechanism to protect the integrity of packages and prevent liquids from leaking during shipments, and a measured-dose dispenser that provides exact doses of highly-concentrated liquids for the health and beauty market.

•	Well-Established, Extensive Distribution Channels. Each of our businesses provides products through established distribution channels that cater to the specific needs of our customers’ purchasing behavior. We developed many of these channels over decades, and believe they are a competitive differentiator for us across the markets we serve. In many cases, we provide products to end markets through our captive branch and warehouse distribution locations, while in other cases we supply to large and small distribution companies that provide our customers with flexible purchasing solutions. For example, Rieke accesses its markets through direct sales to end-use customers, as well as through leading distributors, where it has enjoyed favorable, long-standing relationships. TriMas Aerospace provides fasteners directly to OEM customers and through well-established aerospace distribution partners. Norris Cylinder markets its steel cylinders both directly to packaged gas companies, as well as to distributors and resellers. Our Lamons business operates with a primary manufacturing facility in Texas and sales branches strategically located near petrochemical and refining complexes, allowing Lamons to offer a high level of service to its customer base. Enabled by its branch network and close proximity to its customers, we believe Lamons’ ability to deliver quick turn-around and customized solutions for its customers provides a competitive advantage.

•	TriMas Business Model. We believe the diverse nature of the businesses we own and industries we serve, coupled with our light capital investment model, provide significant cash conversion opportunities. We implemented the TriMas Business Model in late 2016 to improve the management of our operations. The TBM provides a platform to set near- and long-term performance objectives and goals, including safety, financial, and talent development, measure these against defined objectives, and utilize a reliable communication and escalation process that provides for flexibility and adjustments if market expectations change. We believe the TBM connects our operations, and allows us to benefit from sharing best practices across each of our businesses. The TBM has already begun to drive improvement in our performance. For example, since August 2016, we have rationalized nine manufacturing, warehousing and office locations, streamlined fixed expenses and selling, general and administrative expenses in certain of our businesses experiencing softer end markets, and increased our focus on optimizing inventory levels. We believe actions driven by the TBM have provided an economic benefit to us and have augmented our cash conversion characteristics and performance overall. Specifically, we reduced our debt from $406.3 million at June 30, 2016 to $346.5 million at June 30, 2017. We will continue to rely on the TBM to drive continuous improvement and employee motivation to better manage our operations and to unlock TriMas’ value potential.

Our Strategies

Guided by our experienced management team and our commitment to operational excellence, we have pursued, and intend to continue advancing, the following strategies:

•	Leverage our Businesses and Brands. Each of our businesses sells products under well-recognized brand names in the focused markets they serve. We intend to leverage our operations and well-recognized brands to expand our product offerings to current and new customers and to introduce innovative products and adjacent offerings that fit within our businesses model and meet customer needs. We believe this disciplined approach will allow us to defend and expand our product offerings and grow our business over the longer-term.

•	Drive Performance through Continuous Improvement. A key tenet of the TBM is our commitment to operational excellence and continuous improvement. We adopted the use of Kaizen methodology within our operations, which is predicated on engaging our employees to improve all aspects of our operations. We believe our operating performance will continue to benefit from the use of Kaizen as a means to drive our decision-making processes.

•	Relentless Commitment to Cash Conversion. Our operating and financial model, combined with management’s disciplined approach to capital allocation and other investments, are strategic imperatives that we will continue to execute. Through focused management, we believe we have the ability to generate substantial free cash flow for reinvestment in our businesses consistent with our capital allocation policies. We will focus on reducing indebtedness consistent with our long-term leverage target and investing in organic growth in our most compelling market segments. We also expect to consider strategic bolt-on acquisitions that would fit within our current product areas, as well as other capital actions consistent with our long-term, financial principles.

•	Accelerate Growth and Achieve Market Leading Returns. We expect to use the TBM to drive management’s decision-making processes to achieve annual growth targets, as well as drive our businesses towards achieving market-leading returns. We believe our commitment to having well-defined strategies in place, setting and executing against annual goals and long-range targets, and operating in a data-driven environment will help us optimize our performance.

Our Businesses

We have four reportable segments: Packaging, Aerospace, Engineered Components and Energy. Each of our reportable segments has distinct brands, products, manufacturing and branch or warehouse locations, customers, distribution channels, strengths and strategies, which are described below:

Packaging (43% of LTM net sales)

Our Packaging segment develops and manufactures specialty dispensing and closure applications for the health, beauty and home care, food and beverage, and industrial markets, primarily under the Rieke brand. We believe Rieke has innovative product technologies and proprietary processing know-how that, when combined with its global footprint, position it to service our multi-national customers. Rieke seeks to develop high-performance, value-added products that enhance its customers’ ability to store, transport, process and dispense various products through its design and engineering capabilities in India, the United Kingdom, and the United States. These enhancements help to enable its customers to distinguish their products and related applications from that of their competition. Rieke has long-standing relationships with some of our largest multi-national customers (including L-Brands, Unilever and Dial-Henkel), as well as close collaborations with high-growth companies (such as Method Products) that strive to bring innovative designs to the market, which Rieke seeks to enable through our dispensing and closure solutions. Rieke products include plastic closure caps and spouts, steel drum enclosures, and specialty plastic closure and dispensing systems, such as foamers, pumps and specialty sprayers. Rieke has manufacturing and distribution facilities in the United States, Mexico, the United Kingdom, Germany, China, India and Vietnam.

Aerospace (23% of LTM net sales)

Our Aerospace segment develops, qualifies and manufactures highly-engineered fasteners, collars, blind bolts, rivets and precision-machined components for the aerospace market under the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, collectively known as TriMas Aerospace. TriMas Aerospace’s products are often customer-specific and are manufactured utilizing customer-qualified and proprietary processes. TriMas Aerospace’s products satisfy rigorous customer approvals or meet unique aerospace industry standards, and as such, we believe TriMas Aerospace has a limited set of competitors. TriMas Aerospace provides products to commercial, maintenance and repair (“MRO”), and military aerospace applications and platforms. We sell directly to aerospace OEMs (including Boeing, Airbus, Embraer and Bombardier), supply chain distributors (such as KLX and Wesco Aircraft), MRO / aftermarket providers, and tier one suppliers (including Pratt & Whitney and Parker-Hannifin). Additionally, our customer-specified and/or qualified products are used in production of significant long-term aircraft programs, including several Boeing and Airbus commercial jetliner programs. Based on our customers’ significant order backlog booked in the past five years, it is estimated that commercial production will remain elevated through at least 2020. TriMas Aerospace’s manufacturing facilities are located in the United States; however, it ships products to its customers globally and is supported by technical and sales support personnel in Europe and China.

Engineered Components (14% of LTM net sales)

Our Engineered Components segment, which is comprised of the Norris Cylinder and Arrow Engine Company businesses, designs and manufactures highly-engineered steel cylinders for use within the industrial end markets, and wellhead engines, compressors and replacement parts for use within the oil and gas end markets, respectively. We believe our Norris Cylinder business is uniquely positioned as the only North American manufacturer of high-pressure steel cylinders. Norris Cylinder utilizes high tonnage hot forging and proprietary secondary metal forming and shaping operations to ensure its cylinders meet rigorous Department of Transportation (“DOT”) or International Standards Organization (“ISO”) standards, which certifies a cylinder’s adequacy to perform in certain applications. Norris Cylinder provides its products through its locations in the United States to leading industrial gas suppliers (including Air Liquide/Airgas, Praxair and Linde), as well as through distributors. Our Arrow Engine Company business manufactures engines and compressors and distributes spare parts for use in oil and natural gas production operations. As engines manufactured by Arrow can operate from the natural gas produced at the wellhead, we believe Arrow is uniquely positioned to provide its products for remote pump jack installations. Arrow manufactures its products in the United States and supports sales of its products predominantly in North America. Arrow manufactures its own engine line and also offers a wide variety of spare parts for various industrial engines not manufactured by Arrow, including selected engines manufactured and sold under the Caterpillar®, Waukesha® and Ajax® brands. The Norris Cylinder and Arrow Engine Company brands are well established and recognized in their respective markets.

Energy (20% of LTM net sales)

Our Energy segment designs, manufactures and distributes industrial sealing and fastener products under the Lamons brand for the petrochemical, petroleum refining, oil field, water/waste water treatment and other industrial markets. These products are used in recurring maintenance activities, as well as in the construction of new facilities or capacity expansions. Our sealing solutions represent a low-cost element of the overall project spend, but operate in harsh conditions with severe consequences of failure. As a result, we believe customers often choose to work with long-standing, reputable suppliers with proven brand names like Lamons. We believe our Lamons business is uniquely positioned given its predominantly captive, wide distribution network in the petrochemical and refining areas within the United States. This network allows Lamons to offer superior and, in many cases, expedited customer service. While the energy markets, in particular upstream exploration and production spending, have experienced challenges in recent years, we believe our strong position within the growing domestic petrochemical sector, driven by cheap and abundant natural gas and natural gas liquids, will provide us future growth opportunities. Lamons manufactures custom and standard metallic and non-metallic sealing products, steel bolts and hoses in its main production facility in Texas, and certain of its sales branch locations. In addition to these locations in the United States, Lamons has branch locations in Canada, Belgium, Spain, Thailand, Singapore and India with limited manufacturing capabilities, allowing it to better service its customers in Europe and Asia. Lamons sells to a wide range of petrochemical processing and petroleum refining customers (including Dow, Exxon, BP and Citgo), as well as through distributors.

Recent Developments

New Revolving Credit Facility

Simultaneous with the issuance of the notes offered hereby, we expect to amend and restate our revolving credit agreement (the “Revolving Credit Facility”) to provide for a $300.0 million senior secured revolving credit facility, which will permit borrowings denominated in specific foreign currencies (“Foreign Currency Loans”) subject to a $125.0 million (equivalent) sublimit, have a five year maturity and be subject to interest at London Interbank Offered Rates (“LIBOR”) plus a spread. The interest rate spread is expected to be subject to adjustment based upon the total leverage ratio (as defined in the Revolving Credit Facility) as of the relevant determination date. The debt under the Revolving Credit Facility will be an obligation of TriMas Company, LLC, as borrower, the Issuer, as a guarantor, and certain of its domestic subsidiaries and is secured by substantially all of the assets of such parties. Foreign Currency Loans are secured by a pledge of the assets of the foreign subsidiary borrowers that are party to the agreement. The Revolving Credit Facility is expected to contain various negative and affirmative covenants and other requirements affecting TriMas Company, LLC, the Issuer and its subsidiaries. See “Description of Other Indebtedness—Revolving Credit Facility.”

The amendment and restatement of the Revolving Credit Facility, the issuance of the notes offered hereby and the use of the net proceeds therefrom as described under the heading “Use of Proceeds” are collectively referred to herein as the “Transactions.”

Risks Related to Our Business

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such, we may be subject to the loss of sales and margins due to an economic downturn or recession.

Our financial performance depends, in large part, on conditions in the markets that we serve in both the U.S. and global economies. Some of the industries that we serve are highly cyclical, such as the consumer products, industrial goods, petrochemical, oil and gas and aerospace industries. When combined with ongoing customer consolidation activity and periodic inventory initiatives, an uncertain macro-economic and political climate could lead to reduced demand from our customers, variations in timing of sales to our customers, increased price competition for our products, increased risk of excess and obsolete inventories, uncollectible receivables, and higher overhead costs as a percentage of revenue, all of which could impact our operating margins. If our customers are adversely affected by these factors, we may experience lower product volume orders, which could have an unfavorable impact on our revenue and operating profit. Our inability to forecast precisely the level of our customers’ orders can cause inefficiencies within our installed manufacturing capacity and result in sub-optimal business and financial results.

Trends in oil and natural gas prices may affect the demand for, and profitability of, our energy-related products and services, which could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

The oil and gas industry historically has experienced periodic downturns. Demand for our energy-related products, such as pump jack engines and compressors, gaskets, fasteners, hoses and compression products is sensitive to the level of production activity of, and the corresponding capital spending by, oil and natural gas companies. The level of production activity is directly affected by trends in oil (and related derivatives) and natural gas prices, which have been at lower levels over the past two years, and may continue to remain at depressed levels and be subject to future volatility.

Prices for oil and natural gas are subject to large fluctuations in response to changes in the supply of and demand for oil and natural gas, market uncertainty, geopolitical developments, alternative production methods and a variety of other factors that are beyond our control. Even the perception of longer-term lower oil and natural gas prices can reduce or defer major capital expenditures by our customers in the oil and gas industry. Given the long-term nature of many large-scale development projects, a significant or extended downturn in the oil and gas industry could result in the reduction in demand for our energy-related products, and could have a material adverse effect on our financial condition, results of operations and cash flows.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

At June 30, 2017, our goodwill and intangible assets were approximately $522.0 million and represented approximately 49.6% of our total assets. Based on the results of our annual goodwill and indefinite-lived intangible asset impairment tests, we recorded pre-tax goodwill and indefinite-lived intangible asset impairment charges in 2016 of approximately $98.9 million within our Aerospace reporting unit. Due to a significant decline in profitability levels in our Energy and engine products reporting units, we recorded pre-tax goodwill and indefinite-lived intangible asset impairment charges in 2015 of approximately $75.7 million. If we experience declines in operating profit or do not meet our current and forecasted operating plans, we may be subject to additional goodwill and/or other intangible asset impairments in the future. While the fair value of our remaining goodwill exceeds its carrying value, significantly worse economic conditions, future performance of our business that differs from our current assumptions or significant declines in our stock price could result in future impairment losses. Because of the significance of our goodwill and intangible assets, and based on the magnitude of historical impairment charges, any future impairment of these assets could have a material adverse effect on our financial results.

Many of the markets we serve are highly competitive, which could limit sales volumes and reduce our operating margins.

Many of our products are sold in competitive markets. We believe that the principal points of competition in our markets are price, product quality, delivery performance, design and engineering capabilities, product development, conformity to customer specifications, customer service and effectiveness of distribution. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support of our distribution networks. We may have insufficient resources in the future to continue to make such investments and, even if we make such investments, we may not be able to maintain or improve our competitive position. We also face the risk of lower-cost foreign manufacturers located in China, Southeast Asia, India and other regions competing in the markets for our products and we may be driven as a consequence of this competition to increase our investment overseas. Making overseas investments can be highly complicated and we may not always realize the advantages we anticipate from any such investments. Competitive pressure may limit the volume of products that we sell and reduce our operating margins.

We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited.

Our businesses operate in relatively mature industries and it may be difficult to successfully pursue our growth strategies and realize material benefits therefrom. Even if we are successful, other risks attendant to our businesses and the economy generally may substantially or entirely eliminate the benefits. While we have successfully utilized some of these strategies in the past, our growth has principally come through acquisitions.

We may pursue strategic transactions such as acquisitions, divestitures and other investment activities. Our strategic transaction activities may disrupt our ongoing business and may involve increased expenses, and we may not realize the financial and strategic benefits contemplated at the time of a transaction.

We have a long history of acquisitions and divestitures, and we continuously evaluate strategic opportunities. From time to time, we may engage in one or more strategic transactions. If we do so, it may or may not meet the intended strategic objective. These strategic transactions may require integration expense and actions that may negatively affect our results of operations and that could not have been fully anticipated beforehand. In addition, attractive strategic transaction opportunities may not be identified or pursued in the future, financing for strategic transactions may be unavailable on satisfactory terms and we may be unable to accomplish our strategic objectives in effecting a particular strategic transaction. We may encounter various risks in pursuing such strategic transactions, including the possible inability to integrate an acquired business into our operations, the disruption of our ongoing business, diversion of management’s attention, unanticipated problems or liabilities and the failure of such transactions to be completed, some or all of which could materially and adversely affect our business strategy and financial condition and results of operations.

Our ability to deliver products that satisfy customer requirements is dependent on the performance of our subcontractors and suppliers, as well as on the availability of raw materials and other components.

We rely on other companies, including subcontractors and suppliers, to provide and produce raw materials, integrated components and sub-assemblies and production commodities included in, or used in the production of, our products. If one or more of our suppliers or subcontractors experiences delivery delays or other performance problems, we may be unable to meet commitments to our customers or incur additional costs and penalties. In some instances, we depend upon a single source of supply. Any service disruption from one of these suppliers, either due to circumstances beyond the supplier’s control, such as geopolitical developments or logistical complications due to weather, global climate change, earthquakes or other natural disasters, or as a result of performance problems or financial difficulties, could have a material adverse effect on our ability to meet commitments to our customers or increase our operating costs.

Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results.

We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, polyethylene and other resins, aluminum, titanium and copper. Prices for these products fluctuate with market conditions, and have generally increased over time. We may be unable to offset the impact with price increases on a timely basis due to outstanding commitments to our customers, competitive considerations or our customers’ resistance to accepting such price increases and our financial performance could be adversely impacted. A failure by our suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, could have a material adverse effect on us. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted.

We are dependent on our manufacturing facilities for the production of our highly engineered products, which subjects us to risks associated with disruptions and changing technology and manufacturing techniques that could place us at a competitive disadvantage.

If our manufacturing facilities become unavailable either temporarily or permanently due to labor disruptions or circumstances beyond our control, such as geopolitical developments or logistical complications arising from acts of war, weather, global climate change, earthquakes or other natural disasters, we may be unable to shift production to other facilities or to make up for lost production. Any new facility would need to comply with the necessary regulatory requirements, satisfy our specialized manufacturing requirements and require specialized equipment. Even though we carry business interruption insurance policies, any business interruption losses could exceed the coverage available or be excluded from our insurance policies.

In addition, we believe that our customers rigorously evaluate their suppliers on the basis of price competitiveness, product quality, reliability and timeliness of delivery, technical expertise and development capability, new product innovation, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers’ changing expectations with respect to these criteria. We may be unable to install, maintain and certify equipment needed to produce products or upgrade or transition our manufacturing facilities without impacting production rates or requiring other operational efficiency measures at our facilities. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques and service to remain competitive, which entails significant costs; however, we may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses’ competitive positions or to grow our businesses as desired.

We depend on the services of key individuals and relationships, the loss of which could materially harm us.

Our success will depend, in part, on the efforts of our key leadership, including key technical, commercial and manufacturing personnel. Our future success will also depend on, among other factors, our ability to retain or attract other qualified personnel. The loss of the services of any of our key employees or the failure to retain or attract employees could have a material adverse effect on us.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or re-brand certain products or packaging, any of which could affect our business, financial condition and operating results. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks, know how and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future, will provide a meaningful competitive advantage. Our patents or pending applications may be challenged, invalidated or circumvented by competitors or rights granted thereunder may not provide meaningful proprietary protection. Moreover, competitors may infringe on our patents or successfully avoid them through design innovation. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S. The cost of protecting our intellectual property may be significant and have a material adverse effect on our financial condition and future results of operations.

We may incur material losses and costs as a result of product liability, recall and warranty claims brought against us.

We are subject to a variety of litigation incidental to our businesses, including claims for damages arising out of use of our products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. Although we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability to date, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower operating profit or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us that could have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that, if exceeded, may result in material costs that could have an adverse effect on our future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products, divert management’s attention, and could have a material adverse effect on our business.

In addition, the Lamons business within our Energy reportable segment is a party to lawsuits related to asbestos contained in gaskets formerly manufactured by it or its predecessors. Some of this litigation includes claims for punitive and consequential as well as compensatory damages. We are not able to predict the outcome of these matters given that, among other things, claims may be initially made in jurisdictions without specifying the amount sought or by simply stating the minimum or maximum permissible monetary relief, and may be amended to alter the amount sought. Of the 5,274 claims pending at June 30, 2017, 58 set forth specific amounts of damages (other than those stating the statutory minimum or maximum).

Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $8.4 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 40% of our costs related to settlement and defense of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes asbestos defense costs and indemnity insurance coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of such expenses. Nonetheless, we believe it is likely that there will be a period within the next twelve months, prior to the commencement of coverage under this agreement and following exhaustion of our primary insurance coverage, during which we likely will be solely responsible for defense costs and indemnity payments, the duration of which would be subject to the scope of damage awards and settlements paid. During this period, we may incur significant litigation costs in defending these matters. We also may be required to incur additional defense costs and pay damage awards or settlements or become subject to equitable remedies in the future that could adversely affect our businesses.

Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

We are subject to increasingly stringent environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Some of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances or wastes. Other environmental laws and regulations require the obtainment and compliance with environmental permits. To date, costs of complying with environmental, health and safety requirements have not been material. However, the nature of our operations and our long history of industrial activities at certain of our current or former facilities, as well as those acquired, could potentially result in material environmental liabilities.

While we must comply with existing and pending climate change legislation, regulation and international treaties or accords, current laws and regulations have not had a material impact on our business, capital expenditures or financial position. Future events, including those relating to climate change or greenhouse gas regulation, could require us to incur expenses related to the modification or curtailment of operations, installation of pollution control equipment or investigation and cleanup of contaminated sites.

Our borrowing costs may be impacted by our credit ratings developed by various rating agencies.

Two major ratings agencies, Standard & Poor’s and Moody’s, evaluate our credit profile on an ongoing basis and have each assigned ratings for our long-term debt. If our credit ratings were to decline, our ability to access certain financial markets may become limited, the perception of us in the view of our customers, suppliers and security holders may worsen and as a result, we may be adversely affected.

We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition.

We lease many of our manufacturing and distribution branch facilities, and certain capital equipment. Our rental expense in 2016 under these operating leases was approximately $17.4 million. A failure to pay our rental obligations would constitute a default allowing the applicable landlord to pursue any remedy available to it under applicable law, which would include taking possession of our property and, in the case of real property, evicting us. These leases are categorized as operating leases and are not considered indebtedness for purposes of our debt instruments.

We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business.

As of June 30, 2017, approximately 16% of our work force was unionized under several different unions and bargaining agreements. We have collective bargaining agreements covering five facilities worldwide, two of which are in the United States. We are not aware of any present active union organizing drives at any of our other facilities. We cannot predict the impact of any further unionization of our workplace. Our labor agreement with the United Automobile, Aerospace and Agricultural Implement Workers of America at our Aerospace facility in Los Angeles, California, expires in August 2018 and we expect to enter into timely negotiations regarding its extension.

Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are included. In addition, organizations responsible for shipping our customers’ products may be impacted by occasional strikes or other activity. Any interruption in delivery of our customers’ products may reduce demand for our products and have a material adverse effect on us.

Healthcare costs for active employees may exceed projections and may negatively affect our financial results.

We maintain a range of healthcare benefits for our active employees pursuant to labor contracts and otherwise. Healthcare benefits for active employees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, all of which are subject to various cost-sharing features. Some of these benefits are provided for in fixed amounts negotiated in labor contracts with the respective unions. If our costs under our benefit programs for active employees exceed our projections, our business and financial results could be materially adversely affected. Additionally, foreign competitors and many domestic competitors provide fewer benefits to their employees, and this difference in cost could adversely impact our competitive position.

A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt.

We have operations outside of the United States. Approximately 13.8% of our net sales for the twelve months ended June 30, 2017 were derived from sales by our subsidiaries located outside of the U.S. In addition, we may expand our international operations through internal growth or acquisitions. International operations, particularly sales to emerging markets and manufacturing in non-U.S. countries, are subject to risks that are not present within U.S. markets, which include, but are not limited to, the following:

•	volatility of currency exchange between the U.S. dollar and currencies in international markets;

•	changes in local government regulations and policies including, but not limited to, foreign currency exchange controls or monetary policy, governmental embargoes, repatriation of earnings, expropriation of property, duty or tariff restrictions, investment limitations and tax policies;

•	political and economic instability and disruptions, including labor unrest, civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	legislation that regulates the use of chemicals;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”);

•	compliance with international trade laws and regulations, including export control and economic sanctions, such as anti-dumping duties;

•	difficulties in staffing and managing multi-national operations;

•	limitations on our ability to enforce legal rights and remedies;

•	tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries that could affect our financial results and reduce our ability to service debt;

•	reduced protection of intellectual property rights; and

•	other risks arising out of foreign sovereignty over the areas where our operations are conducted.

Existing free trade laws and regulations, such as the North American Free Trade Agreement, provide certain beneficial duties and tariffs qualifying imports and exports, subject to compliance with the applicable classification and other requirements. Changes in laws or policies governing the terms of foreign trade, and in particular increased trade restrictions, tariffs or taxes on imports from countries where we manufacture or purchase products could have a material adverse effect on our business and financial results.

In addition, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws as well as export controls and economic sanction laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business.

Our business may be materially and adversely affected by changes to fiscal and tax policies.

The new U.S. presidential administration has included as part of its agenda substantial change to fiscal and tax policies, which may include comprehensive tax reform. The structure of any such policies or reform is unknown and a change in tax laws or rates could have a material adverse effect on our financial condition and future results of operations.

Our acquisition and disposition agreements by which we have acquired or sold companies include indemnification provisions that may not fully protect us and may result in unexpected liabilities.

Certain of the agreements related to the acquisition and disposition of businesses require indemnification against certain liabilities related to the operations of the company for the previous owner. We cannot be assured that any of these indemnification provisions will fully protect us, and as a result we may incur unexpected liabilities that adversely affect our profitability and financial position.

A major failure of our information systems could harm our business; increased IT security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, and products.

We depend on integrated information systems to conduct our business. We may experience operating problems with our information systems as a result of system failures, viruses, computer hackers or other causes. Any significant disruption or slowdown of our systems could cause customers to cancel orders or cause standard business processes to become inefficient or ineffective.

In addition, increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data and communications. While we attempt to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems, and maintenance of backup and protective systems, our networks and systems remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromising of confidential information and communications, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply as the United Kingdom determines which European Union laws to replace or replicate in the event of a withdrawal. The results of the referendum have adversely affected the British Pound and may continue to have an impact on other foreign currencies. The referendum has given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our equity shares. Additionally, our Packaging business is dual headquartered in the United Kingdom and Indiana, and we operate other manufacturing facilities internationally, including in the United Kingdom. Accordingly, the results of the referendum may have an adverse impact on our international operations, particularly in the United Kingdom.

Our reputation, ability to do business, and results of operations may be impaired by legal compliance risks.

While we strive to maintain high standards, our internal controls and compliance systems may not always protect us from acts committed by our employees, agents, or business partners that would violate U.S. and/or non-U.S. laws or adequately protect our confidential information, including the laws governing payments to government officials, bribery, fraud, anti-kickback and false claims rules, competition, export and import compliance, money laundering, and data privacy laws, as well as the improper use of proprietary information or social media. Any such allegations, violations of law or improper actions could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties, and related shareholder lawsuits, could lead to increased costs of compliance, could damage our reputation and could have a material effect on our financial statements.

If the Cequent spin-off does not qualify as a tax-free transaction, the Company and its shareholders could be subject to substantial tax liabilities.

The separation of our former Cequent businesses from TriMas was conditioned on our receipt of an opinion from our tax advisors, in form and substance satisfactory to us, that the distribution of shares of our Cequent businesses in the spin-off qualifies as tax-free to the Cequent businesses, the Company and our shareholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Company and other members of our consolidated tax reporting group. The opinion relied on, among other things, various assumptions and representations as to factual matters made by the Company and the Cequent businesses which, if inaccurate or incomplete in any material respect, could jeopardize the conclusions reached by our advisor in its opinion. The opinion is not binding on the Internal Revenue Service (“IRS”), or the courts, and there is no assurance that the IRS or the courts will not challenge the qualification of the spin-off as a transaction under Sections 355 and 368(a) of the Code or that any such challenge would not prevail.

If the spin-off were determined not to qualify under Section 355 of the Code, each U.S. holder of our common shares who received shares of the Cequent businesses in connection with the spin-off would generally be treated as having received a taxable distribution of property in an amount equal to the fair market value of the shares of the Cequent businesses that were received. That distribution would be taxable to each such shareholder as a dividend to the extent of our current and accumulated earnings and profits. For each such shareholder, any amount that exceeded our earnings and profits would be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in his or her common shares of the Company with any remaining amount being taxed as a capital gain. We would be subject to tax as if we had sold common shares in a taxable sale for their fair market value and we would recognize taxable gain in an amount equal to the excess of the fair market value of such common shares over our tax basis in such common shares, which could have a material adverse impact on our financial condition, results of operations and cash flows.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2017 on an actual basis and on an as adjusted basis after giving effect to the Transactions as if they had occurred on such date. This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto contained elsewhere in this offering memorandum.

	As of June 30, 2017
	Actual	As Adjusted
(in thousands)	(unaudited)
Cash and cash equivalents	$22,680	$22,680

Long-term debt (including current portion):
Existing Term Loan A Facility	250,900	—
Revolving Credit Facility (1)	47,800	47,800
Notes offered hereby (2)	—	300,000

Total debt	$298,700	$347,800
Accounts receivable facility (3)	52,100	12,000
Total stockholder’s equity	528,500	528,500

Total capitalization	$879,300	$888,300

(1)	The Revolving Credit Facility currently consists of $500.0 million of commitments and expires on June 30, 2020. As part of the Transactions, we expect to amend and restate the Revolving Credit Facility in order to, among other things, reduce the total commitments thereunder to $300.0 million (of which $125.0 million (equivalent) can be borrowed by foreign subsidiary borrowers) and extend the maturity for five years. On an as adjusted basis, we would have had $235.9 million available under our Revolving Credit Facility after taking account of approximately $16.3 million of outstanding letters of credit. We had $50.3 million outstanding under the Revolving Credit Facility as of August 31, 2017.

(2)	Represents the aggregate principal amount of notes offered hereby.

(3)	Our accounts receivable facility provides for $75.0 million of commitments, expires June 30, 2020 and had approximately $9.8 million of unused availability as of June 30, 2017. On an as adjusted basis, we would have had $49.9 million of unused availability as of June 30, 2017. We had $55.0 million outstanding and $10.0 million of unused availability under the accounts receivable facility as of August 31, 2017.

BUSINESS

Overview

We are a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil and gas end markets. Our wide range of innovative and quality product solutions are engineered and designed to address application-specific challenges that our customers face. We believe our businesses share important and distinguishing characteristics, including: well-recognized and leading brand names in the focused markets we serve; established distribution networks; innovative product technologies and features; customer approved processes and qualified products; relatively low ongoing capital investment requirements; strong cash flow conversion and long-term growth opportunities. We manufacture and supply products globally to a wide range of companies, with approximately 80% of our 2016 revenue generated from sales into North America. In addition, we generated more than 50% of our 2016 revenue from sales to less cyclical consumer product markets and aerospace markets with multi-year aircraft programs.

We recently implemented the TriMas Business Model, or “TBM,” as a common operating model across our operations. This framework drives how we plan, budget, review and measure performance, adjust when necessary, and incentivize and reward management. The TBM provides the foundation for determining our priorities, executing our growth and productivity initiatives, and allocating capital and other resources. For the twelve months ended June 30, 2017, our net sales were $801.0 million and our Adjusted EBITDA was $151.8 million. See “Non-GAAP Financial Information” and “Summary—Summary Historical Consolidated Financial and Other Data” for our definition of Adjusted EBITDA and a reconciliation to net income (loss), the most comparable GAAP measure.

Our Competitive Strengths

TriMas operates businesses in four reportable segments: Packaging, Aerospace, Engineered Components and Energy. Our businesses include Rieke® (reported in Packaging), TriMas Aerospace™ (reported in Aerospace), Norris Cylinder™ and Arrow® Engine Company (both reported in Engineered Components) and Lamons® (reported in Energy). We believe TriMas is a uniquely positioned, diversified industrial manufacturer because of a number of competitive strengths, including:

•	Well-Recognized and Established Brands. We believe each of our go-to-market brands are well-recognized and firmly established in the focused markets we serve. We believe our brands represent high standards and a commitment to quality that our customers rely on when they make their supply chain and sourcing decisions. In most applications, the products we sell under our brands meet rigorous industry standards or customer qualifications, providing an advantage over a broad base of competitors. Moreover, we enhance our brands with ongoing investments in new products to help us capture additional customer share and identify new customer or market opportunities.

•

Innovative and Proprietary Manufacturing and Product Technologies. We believe each of our businesses is well-positioned through years of refined manufacturing know-how, innovative product development and application engineering and solutions design. We believe our manufacturing competencies and installed capital base would be difficult and costly to replicate, providing us an advantage over prospective competitors. We continue to place a priority on investing in innovation to protect our product designs, brand names and manufacturing methods. For example, we have launched a Global Innovation Center in India to augment existing Rieke innovation teams located in the United Kingdom and United States, and we believe we have a robust pipeline of solutions that we expect to commercialize in support of our growth strategies. A further example of innovation related to TriMas Aerospace includes an investment in, and launch of, a new manufacturing location to support our expansion into a new-to-TriMas fastening product line supplied to aerospace OEMs. Additionally, our Lamons business introduced a new insulating gasket to prevent corrosion in water and waste water applications, thereby facilitating another avenue for long-term growth. TriMas continues to place a priority on driving growth through both product and process innovation within each of its businesses.

•	Customer-Focused Solutions Drive Deep and Long-Term Relationships. We work collaboratively with our customers to design new product applications that help them satisfy rapidly changing tastes in today’s consumer product marketplace. As a recognized leader in our markets, customers partner with us during both the product development and production lifecycle. This ongoing relationship, often developed over decades, coupled with our expertise in innovation and application engineering, positions us to win new and replacement business with our customers when they launch new products or programs. Customers look to TriMas’ businesses for these product innovations because of our long-standing, trusted partnerships, which have provided the enabling technologies for their existing products, and our commitment to collaborate with them on designs for their future products.

Recent examples of customer-focused innovation within Rieke include a range of products designed to meet the requirements of the high-growth e-commerce retail sector and expand into new applications. These include a proprietary dispenser locking mechanism to protect the integrity of packages and prevent liquids from leaking during shipments, and a measured-dose dispenser that provides exact doses of highly-concentrated liquids for the health and beauty market.

•	Well-Established, Extensive Distribution Channels. Each of our businesses provides products through established distribution channels that cater to the specific needs of our customers’ purchasing behavior. We developed many of these channels over decades, and believe they are a competitive differentiator for us across the markets we serve. In many cases, we provide products to end markets through our captive branch and warehouse distribution locations, while in other cases we supply to large and small distribution companies that provide our customers with flexible purchasing solutions. For example, Rieke accesses its markets through direct sales to end-use customers, as well as through leading distributors, where it has enjoyed favorable, long-standing relationships. TriMas Aerospace provides fasteners directly to OEM customers and through well-established aerospace distribution partners. Norris Cylinder markets its steel cylinders both directly to packaged gas companies, as well as to distributors and resellers. Our Lamons business operates with a primary manufacturing facility in Texas and sales branches strategically located near petrochemical and refining complexes, allowing Lamons to offer a high level of service to its customer base. Enabled by its branch network and close proximity to its customers, we believe Lamons’ ability to deliver quick turn-around and customized solutions for its customers provides a competitive advantage.

•	TriMas Business Model. We believe the diverse nature of the businesses we own and industries we serve, coupled with our light capital investment model, provide significant cash conversion opportunities. We implemented the TriMas Business Model in late 2016 to improve the management of our operations, The TBM provides a platform to set near- and long-term performance objectives and goals, including safety, financial, and talent development, measure these against defined objectives, and utilize a reliable communication and escalation process that provides for flexibility and adjustments if market expectations change. We believe the TBM connects our operations, and allows us to benefit from sharing best practices across each of our businesses. The TBM has already begun to drive improvement in our performance. For example, since August 2016, we have rationalized nine manufacturing, warehousing and office locations, streamlined fixed expenses and selling, general and administrative expenses in certain of our businesses experiencing softer end markets, and increased our focus on optimizing inventory levels. We believe actions driven by the TBM have provided an economic benefit to us and have augmented our cash conversion characteristics and performance overall. Specifically, we reduced our debt from $406.3 million at June 30, 2016 to $346.5 million at June 30, 2017. We will continue to rely on the TBM to drive continuous improvement and employee motivation to better manage our operations and to unlock TriMas’ value potential.

Our Strategies

Guided by our experienced management team and our commitment to operational excellence, we have pursued, and intend to continue advancing, the following strategies:

•	Leverage our Businesses and Brands. Each of our businesses sells products under well-recognized brand names in the focused markets they serve. We intend to leverage our operations and well-recognized brands to expand our product offerings to current and new customers and to introduce innovative products and adjacent offerings that fit within our businesses model and meet customer needs. We believe this disciplined approach will allow us to defend and expand our product offerings and grow our business over the longer-term.

•	Drive Performance through Continuous Improvement. A key tenet of the TBM is our commitment to operational excellence and continuous improvement. We adopted the use of Kaizen methodology within our operations, which is predicated on engaging our employees to improve all aspects of our operations. We believe our operating performance will continue to benefit from the use of Kaizen as a means to drive our decision-making processes.

•	Relentless Commitment to Cash Conversion. Our operating and financial model, combined with management’s disciplined approach to capital allocation and other investments, are strategic imperatives that we will continue to execute. Through focused management, we believe we have the ability to generate substantial free cash flow for reinvestment in our businesses consistent with our capital allocation policies. We will focus on reducing indebtedness consistent with our long-term leverage target and investing in organic growth in our most compelling market segments. We also expect to consider strategic bolt-on acquisitions that would fit within our current product areas, as well as other capital actions consistent with our long-term, financial principles.

•	Accelerate Growth and Achieve Market Leading Returns. We expect to use the TBM to drive management’s decision-making processes to achieve annual growth targets, as well as drive our businesses towards achieving market-leading returns. We believe our commitment to having well-defined strategies in place, setting and executing against annual goals and long-range targets, and operating in a data-driven environment will help us optimize our performance.

Our Reportable Segments

Our operations are in four reportable segments which had net sales and operating profit for the year ended December 31, 2016 as follows: Packaging (net sales: $341.3 million; operating profit: $77.8 million), Aerospace (net sales: $174.9 million; operating loss: $90.8 million), Engineered Components (net sales: $118.8 million; operating profit: $15.3 million) and Energy (net sales: $159.0 million; operating loss: $13.8 million).

During the second half of 2015 and throughout 2016, organic sales and profit levels within our Aerospace business significantly declined, primarily as a result of: 1) lower demand from distribution customers, as a result of reduced investment in inventory levels; 2) manufacturing inefficiencies and lower fixed cost absorption associated with lower distributor sales, 3) scheduling and production challenges in the Monogram Aerospace Fasteners facility, which resulted in higher costs to generate the sales; and 4) a less favorable product sales mix, as a result of a higher percentage of sales generated by lower margin product lines. We implemented recovery plan actions to address production inefficiencies and to align operating costs consistent with production requirements and current demand levels. However, given lower than expected Aerospace growth and profitability, and lowered near-term future sales and profit expectations, we recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges totaling $98.9 million in the fourth quarter of 2016.

During the fourth quarter of 2015, due to a significant decline in current and expected profitability levels in our Energy reportable segment and our Arrow Engine business within our Engineered Components reportable segment, and a decline in our stock price and resulting market capitalization, we recorded pre-tax goodwill impairment charges of approximately $70.9 million and $3.2 million, respectively. For information pertaining to these impairment charges, refer to Note 7, “Goodwill and Other Intangible Assets,” to our audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 included elsewhere in this offering memorandum.

In addition to our reportable segments as presented, we have discontinued certain lines of businesses over the past three years, the results of which are presented as discontinued operations for all periods presented in our financial statements included elsewhere in this offering memorandum, including the following:

•	On June 30, 2015, we completed the spin-off of our Cequent businesses, comprised of the former Cequent Americas and Cequent Asia Pacific Europe Africa (“Cequent APEA”) reportable segments, creating a new independent publicly traded company, Horizon Global Corporation (“Horizon”), through the distribution of 100% of the Company’s interest in Horizon to holders of the Company’s common stock.

•	During the third quarter of 2014, we ceased operations of our NI Industries business. NI Industries manufactured cartridge cases for the defense industry and was party to a U.S. Government facility maintenance contract. We received approximately $6.7 million for the sale of certain intellectual property and related inventory and tooling.

Each of our reportable segments has distinct products, distribution channels, strengths and strategies, which are described on the following pages.

Packaging

We believe Packaging is a leading designer and manufacturer of specialty, highly-engineered closure and dispensing systems for a range of end markets, including steel and plastic industrial and consumer packaging applications. Packaging manufactures high-performance, value-added products that are designed to enhance its customers’ ability to store, transport, process and dispense various products for the industrial, food and beverage, and health, beauty and home care markets. Packaging’s products include steel and plastic closure caps, drum enclosures, and specialty plastic closure and dispensing systems, such as foamers, pumps and specialty sprayers.

Packaging’s specialty closure portion of the business designs and manufactures industrial closure products under the Rieke brand in North America, Europe and Asia. We believe Rieke has significant market share for many of its key products, such as steel drum enclosures, plastic drum closures, plastic pail dispensers and plugs and plastic enclosures for sub-20 liter-sized containers.

The specialty dispensing portion of the business designs and manufactures products sold as Rieke serving two primary markets:

•	In the health, beauty and home care market segments, the products include foamers, lotion pumps, fine mist sprayers and other packaging solutions for the cosmetic, personal care and household product markets in North America, Europe, Asia, Latin America, Middle East, Australia and Africa, and pharmaceutical and personal care dispensers sold in Europe and Asia.

•	In the food and beverage markets, the products include specialty plastic closures for bottles and jars, and dispensing pumps for North America, Europe, Asia and Australia.

Competitive Strengths

We believe Packaging benefits from the following competitive strengths:

•	Strong Product Innovation. We believe that Packaging’s product development capability and new product focus is a competitive advantage. For nearly 100 years, Packaging’s product development programs have provided innovative and proprietary product solutions, such as the Visegrip® steel flange and plug closure, and the all-plastic, environmentally safe, self-venting FlexSpout® flexible pouring spout. Recent examples of innovation within specialty dispensing include a range of products designed to meet the requirements of the high-growth e-commerce retail sector, a measured-dose dispenser which provides exact doses of highly-concentrated liquids in the health and beauty market, and customized product solutions for customers in the global automotive aftermarket sector. Through its Global Innovation Center located near Delhi, India as well as its centers in the United Kingdom and United States, Packaging is focused on driving innovation across a broad range of dispensing and closure solutions for its customers. Packaging’s emphasis on highly-engineered solutions and product development has yielded numerous issued and enforceable patents, with many other patent applications pending.

•	Customized Solutions that Enhance Customer Loyalty and Relationships. A significant portion of Packaging’s products are customized designs for end-users, that are developed and engineered to address specific customer technical, marketing, and sustainability needs and help distinguish our customers’ product from that of their competitors. For example, the customization of specialty plastic caps and closures including branding, unique colors, collar sizes, lining and venting results in substantial customer loyalty. The substantial investment in flexible manufacturing cells allows Packaging to offer both short lead times for high volume products and extensive customization for low order volumes, which provides significant advantages to our consumer goods customer base. In addition, Packaging provides customized dispensing solutions including unique pump design, precision metering, unique colors and special collar sizes to fit the customer’s bottles. Packaging has also been successful in promoting the sale of complementary products in an effort to create preferred supplier status.

•	Leading Market Positions and Global Presence. Packaging maintains a global network of manufacturing and distribution sites, to serve its increasingly global customer base. Packaging’s global customers often desire supply chain capability and a flexible manufacturing footprint close to their end markets which result in shorter supply chains, reduced carbon footprint and better sustainability. To serve our customers in Asia, we have design and manufacturing capacity and offer highly engineered dispensing solutions through locations in China, India and Vietnam, and increased our Asian market coverage. Additionally, Packaging opened a new facility in San Miguel de Allende, Mexico, to replace an older facility in Mexico City, Mexico and provide additional manufacturing capacity to support growth. The majority of Packaging’s manufacturing facilities around the world have advanced injection molding machines required to manufacture precision engineered dispensing and closure components, as well as automated, high-speed flexible assembly equipment for multiple component products.

We believe Packaging has significant opportunities to grow, including:

•

Innovate New Products and New Applications. Packaging has focused its product development capabilities on consumer applications requiring special packaging forms, stylized containers and dispensing systems requiring a high degree of functionality and engineering, as well as evolving its industrial applications. Packaging has a consistent pipeline of new products ready for launch. For example, 34 patents were filed in 2016 and 52 patents were issued. Other recent examples include a range of products for the high-growth e-commerce retail sector, as well as various foamers, pumps and sprayers.

•	Globalize Product Opportunities. Packaging successfully globalizes its products by customizing product to meet regional market requirements. Our global network of manufacturing and distribution sites ensures customers have a global product standard manufactured locally resulting in reduced order lead-times and product support where our customers require. Our sales teams are aligned to serve customers in the industrial, food and beverage, and health, beauty and home care markets, successfully selling products across the Packaging group. We believe Packaging is able to offer a wider variety of products to our global customers with enhanced service support and have entered into supply agreements with many of these customers based on our broad product offering.

•	Increase Global Presence. Over the past few years, Packaging has increased its international manufacturing and sales presence, with advanced manufacturing capabilities in China, India, Vietnam and Mexico. We have also increased our sales coverage in Europe, China and India. By maintaining a presence in international locations, Packaging focuses on developing new markets and new applications for our products capitalizing on our global design and manufacturing capabilities.

Marketing, Customers and Distribution

Packaging employs an internal sales force in North America, Europe and Asia. Packaging focuses its business and sales organization into the industrial, food and beverage, and health, beauty and home care end markets to better provide the breadth of its product portfolio and solutions to its customers. Packaging also uses third-party agents and distributors in key geographic markets, including Europe, South America and Asia. Packaging’s agents and distributors primarily sell directly to container manufacturers and to users or fillers of containers.

Users or fillers that utilize or specify our products include agricultural chemical, food, industrial chemical, paint, personal care, petroleum, pharmaceutical and sanitary supply chemical companies such as BASF, BMW/Mini, Gechem Gmbh, McDonald’s, Mercedes, Pennzoil Quaker State, Reckitt Benckiser (UK) Healthcare and Sherwin-Williams, among others.

Packaging’s primary end customers include Colgate, Conagra Brands, Dial Corporation, Ecolab, L’Oreal, L-Brands (Bath & Body Works and Victoria Secret), Method, Nestlé, Purna Pharmaceuticals, PZ Cussons, RB (formerly known as Reckitt Benckiser), Starbucks, Thornton & Ross and Unilever. We also supply major container manufacturers around the world such as Berenfield, Berlin Packaging, BWAY, Cleveland Steel Container, Greif, North Coast Container and Tricorbraun. Packaging maintains a customer service center that provides technical support as well as other technical assistance to customers to reduce overall production costs.

Competition

Since Packaging has a broad range of products in both closures and dispensing systems, there are competitors in each of our product offerings. We do not believe that there is a single competitor that matches our entire product offering.

Depending on the product and customers served, Packaging’s competitors include Aptar, Albea, Bericap, West Rock, Berry Plastics, Greif, Phoenix Closures, Technocraft and TKPC.

Aerospace

We believe Aerospace is a leading designer and manufacturer of a diverse range of products for use in focused markets within the aerospace industry. In general, Aerospace’s products are highly-engineered, customer-qualified product applications with few competitors.

Aerospace’s brands include Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™, collectively known as TriMas Aerospace, which we believe are well established and recognized in their markets.

•	MonogramAerospace Fasteners. We believe Monogram Aerospace Fasteners (“Monogram”) is a leader in permanent blind bolts and temporary fasteners used in commercial, business and military aircraft construction and assembly. Certain Monogram products contain patent protection, with additional patents pending. We believe Monogram is a leader in the development of blind bolt fastener technology for the aerospace industry, specifically in high-strength, rotary-actuated blind bolts that allow sections of aircraft to be joined together when access is limited to only one side of the airframe, providing cost efficiencies over conventional two piece fastening devices.

•	Allfast Fastening Systems. We believe Allfast Fastening Systems (“Allfast”) is a leading brand of solid and blind rivets, blind bolts, temporary fasteners and installation tools for the aerospace industry with content on substantially all commercial, defense and business aviation platforms in production and in service. Certain Allfast products contain patent protection.

•	Mac Fasteners. The Mac Fasteners brand consists of alloy and stainless steel aerospace fasteners, globally utilized by OEMs, aftermarket repair companies, and commercial and military aircraft producers.

•	Martinic Engineering. The Martinic Engineering (“Martinic”) brand consists of highly-engineered, precision machined, complex parts for commercial and military aerospace applications, including auxiliary power units, as well as electrical hydraulic and pneumatic systems.

Competitive Strengths

We believe TriMas Aerospace benefits from the following competitive strengths:

•	Broad Product Portfolio of Established Brands. We believe that TriMas Aerospace is a leading designer and manufacturer of fasteners and other complex, machined components for the aerospace industry. The combination of the Monogram, Allfast and Mac Fasteners brands enables TriMas Aerospace to offer a wide range of fastener products which address a broad scope of customer requirements, providing scale to customers who continue to rationalize their supply base. In several of the product categories, including rotary actuated blind bolts and blind and solid rivets, TriMas Aerospace has a meaningful market share with well-known and established brands.

•	Product Innovation. We believe that TriMas Aerospace’s engineering, research and development capability and new product focus is a competitive advantage. For many years, Aerospace’s product development programs have provided innovative and proprietary product solutions. We believe our customer-focused approach to provide effective technical solutions for our customers will drive the development of new products and create new opportunities for growth.

•

Leading Manufacturing Capabilities and Processes. We believe that TriMas Aerospace is a leading manufacturer of precision engineered components for the aerospace industry. Given industry regulatory as well as customer requirements, these products need to be manufactured within tight tolerances and specifications, often out of hard-to-work-with materials including titanium, inconel and specialty steels. Many of TriMas Aerospace’s products, facilities and manufacturing processes are required to be qualified and/or certified. Key certifications in Aerospace include: AS9100:2009 Revision C; ISO9001:2008; TSO; and NADCAP for non-destructive testing, heat treatment, wet processes and materials testing. While proprietary products and patents are important, having proprietary manufacturing processes and capabilities makes TriMas Aerospace’s products difficult to replicate. We believe TriMas Aerospace’s manufacturing processes, capabilities and quality focus create a competitive strength for the business.

Strategies

We believe TriMas Aerospace has significant opportunities to grow, based on the following strategies:

•	Develop, Qualify, and Commercialize New Fastener Products. TriMas Aerospace has a history of successfully creating and introducing new products and there are currently new product initiatives underway. We focus on expanding our current products into new applications on the aircraft, as well as securing qualified products onto new programs. Aerospace products contain patent protection, with additional patents pending, and are manufactured using proprietary manufacturing processes and “know-how.” Monogram has developed new fastener products that offer a flush break upon installation, a new Composi-Lite™ derivative affording significant installed weight savings in concert with fuel efficient aircraft designs, and is developing and testing other fasteners designs which offer improved clamping characteristics on composite structures. Aerospace has also expanded its fastener offerings to include existing fastening product applications, including a suite of collar families used in traditional two-sided assembly. The close working relationship between our sales and engineering teams and our customers’ engineering teams is key to developing future products desired and required by our customers.

•	Leverage Strengths and Integrate TriMas Aerospace Brands. The combined product sets of Monogram, Allfast and Mac Fasteners uniquely position us to benefit from platform-wide supply opportunities. In addition, our aerospace platform should benefit from leveraging combined purchasing activities and other back-office functions indirect labor, joint commercial and product development efforts, and sharing of best practices between previously separate businesses. Aerospace customers will benefit from a combined product portfolio of proprietary products and product development efforts. The addition of Allfast, Martinic and Mac Fasteners products to the portfolio over the past several years enables this segment to reach additional customers, including tier one suppliers to airframe OEMs and aftermarket repair companies, respectively. Monogram and Allfast can also cross-sell products into each other’s legacy set of customers.

Marketing, Customers and Distribution

TriMas Aerospace serves both OE and aftermarket customers on a wide variety of platforms. Given the focused nature of many of our products, TriMas Aerospace relies upon a combination of a direct sales force and established network of independent distributors. Although the markets for fasteners and complex machine components are highly competitive, we provide products and services primarily for specialized markets, and compete principally on technology, quality and service. TriMas Aerospace’s products are sold to manufacturers and distributors within the commercial, business and military aerospace industry, both domestic and foreign. While products are sold to manufacturers, distributors, tier one suppliers and aftermarket repair companies, TriMas Aerospace works directly with aircraft manufacturers to develop and test new products and improve existing products. TriMas Aerospace’s OEM, distribution, tier one supplier and other customers include Adept Fasteners, Airbus, Boeing, Embraer, Hamilton Sunstrand (United Technologies Corp.), KLX, Inc., Parker-Hannifin, Peerless Aerospace Fasteners, Spirit Aero Systems, Wesco Aircraft Hardware and the United States government.

Competition

This segment’s primary competitors include Ateliers de la Haute Garonne (AHG), Alcoa Fastening Systems, Cherry Aerospace (Precision Castparts Corp.) and LISI Aerospace. We believe that we are a leader in the blind bolt market with significant market share in all blind fastener product categories in which we compete. TriMas Aerospace generally supply highly engineered, non-commodity, customer-specific products to markets supplied by a limited number of competitors.

Engineered Components

We believe Engineered Components is a leading designer, manufacturer and distributor of high-pressure and acetylene cylinders for the transportation, storage and dispensing of compressed gases, as well as a variety of natural gas powered engines and parts, gas compressors, gas production equipment, meter runs, engine electronics and chemical pumps all engineered for use in oil and natural gas production. In general, these products are highly-engineered, customer-specific items that are sold into focused markets with few competitors.

Engineered Components’ brands include Arrow® Engine and Norris Cylinder™, which we believe are well established and recognized in their respective markets.

•	Norris Cylinder. Norris Cylinder is a leading provider of a complete line of large, intermediate and small size, high-pressure and acetylene steel cylinders for the transportation, storage and dispensing of compressed gases. Norris Cylinder’s large high-pressure seamless compressed gas cylinders are used principally for shipping, storing and dispensing oxygen, nitrogen, argon, helium and other gases for industrial and health care markets. In addition, Norris Cylinder offers a complete line of acetylene steel cylinders used to contain and dispense acetylene gas for the welding and cutting industries. Norris Cylinder markets cylinders primarily to major domestic and international industrial gas producers and distributors, welding equipment distributors and buying groups, as well as equipment manufacturers.

•	Arrow Engine. We believe that Arrow Engine is a leading provider of natural gas powered engines and parts. Arrow Engine also provides gas compressors, gas production, meter runs, engine electronics and chemical pumps, all engineered for use in oil and natural gas production and other industrial and commercial markets. Arrow Engine distributes its products through a worldwide distribution network with a particularly strong presence in the United States and Canada. Arrow Engine manufactures its own engine line and also offers a wide variety of spare parts for various industrial engines not manufactured by Arrow Engine, including selected engines manufactured and sold under the Caterpillar®, Waukesha® and Ajax® brands. Arrow Engine has expanded its product line to include compressors and compressor packaging, gas production equipment, meter runs and other electronic products.

Strategies

We believe the businesses within the Engineered Components segment have opportunities to grow, based on the following:

•

Strong Product Innovation. The Engineered Components segment has a history of successfully creating and introducing new products and there are currently several product initiatives underway. Norris Cylinder developed a process for manufacturing ISO cylinders from higher tensile strength steel, which allows for a lighter weight cylinder at the same gas service pressure. Norris Cylinder was the first to gain United Nations certification by the US Department of Transportation for its ISO cylinders, and as such remains the first manufacturer approved to distribute ISO cylinders domestically. Norris Cylinder has also created new designs for seamless acetylene applications in marine and international markets. Arrow Engine continues to introduce new products in the area of industrial engine spare parts for various industrial engines not manufactured by Arrow Engine, including selected engines manufactured and sold under the Caterpillar®, Waukesha® and Ajax® brands. Arrow Engine has also launched an offering of customizable compressors and gas production and meter run equipment, which are used by existing end customers in the oil and natural gas extraction markets, as well as development of a natural gas compressor used for compressed natural gas (CNG) filling stations.

•	Entry into New Markets and Development of New Customers. Engineered Components has opportunities to grow its businesses by offering its products to new customers, markets and geographies. Norris Cylinder is the only manufacturer of steel high-pressure and acetylene cylinders in North America. Norris Cylinder is selling its cylinders internationally into Europe, South Africa, and South and Central America, as well as pursuing new end markets such as cylinders for use as hydrogen fuel cells in storage (cell towers) and transport (fork trucks), in breathing air applications and in fire suppression. Arrow Engine continues to expand its product portfolio to serve new customers and new applications for oil and natural gas production in all areas of the industry, including shale drilling. Arrow Engine is also expanding international sales, particularly in Mexico, Indonesia and Venezuela.

•	Manage Capacity to Reflect Expected Demand Levels. Norris Cylinder has deployed previously acquired assets in both its Huntsville, Alabama and Longview, Texas facilities to improve efficiency, mitigate risk and support its future expected growth, increasing its manufacturing flexibility for both large and small high pressure cylinders. Norris Cylinder is in process of installing equipment to produce higher volume cylinders more efficiently, which will allow higher technology products to be produced on the existing forge asset. Norris Cylinder also flexes its operating cost structure in coordination with movements in demand. Arrow Engine has been unfavorably impacted by reductions in drilling activity driven by the decline in oil prices. In response, Arrow Engine has been focused on re-aligning its business to reflect the current demand levels by lowering costs and maximizing resources until the end market recovers. Where possible, Arrow Engine is variablizing the cost structure to respond quickly to end market changes and enhance flexibility, driving low cost sourcing efforts, and focusing on additional productivity and Lean initiatives.

Marketing, Customers and Distribution

Engineered Components’ customers operate in the oil, gas, industrial and commercial industries. Given the focused nature of many of our products, the Engineered Components segment relies upon a combination of a direct sales force and an established network of independent distributors with familiarity of the end-users. In many of the markets this segment serves, its companies’ brand names are virtually synonymous with product applications. The narrow end-user base of many of these products makes it possible for this segment to respond to customer-specific engineered applications and provide a high degree of customer service. Engineered Components’ OEM and aftermarket customers include Airgas, Air Liquide, Chesapeake, Kidde-Fenwal, Natural Gas Compression Systems, Praxair and Total Operations and Production Services (TOPS). In years with higher levels of drilling activity, DNOW and Weatherford were larger customers of engines, parts and compressor products.

Competition

Arrow Engine tends to compete against natural gas powered, lower horsepower, multi-cylinder engines from manufacturers such as Caterpillar, Chevy, Cummins and Ford industrial engines and electric motors. Norris Cylinder competes against Worthington, Beijing Tianhai Industry Co., Faber and Vitkovice Cylinders. In May 2012, the U.S. International Trade Commission made a unanimous final determination that Norris Cylinder had been materially injured by imports of DOT high pressure steel cylinders that were being subsidized by the Government of China, as well as being dumped in the U.S. market by producers in China. As a result, antidumping and countervailing duties were imposed on the subject imports to create a fairer competitive environment in the United States, which expire in 2017, but are subject to renewal. Engineered Components’ companies supply highly engineered, non-commodity, customer-specific products with large shares of small markets supplied by a limited number of competitors.

Energy

We believe Energy is a leading manufacturer and distributor of metallic and non-metallic gaskets, bolts, industrial fasteners and specialty products for the petroleum refining, petrochemical, oil field and industrial markets. With operations principally in North America and additional locations in Europe and Asia, Energy supplies gaskets and complementary fasteners to both maintenance repair operations (“MRO”) and industrial OEMs. We offer these products under our Lamons® brand.

Competitive Strengths

We believe Energy benefits from the following competitive strengths:

•	Comprehensive Product Offering. We offer a full suite of gasket and bolt products to the petroleum refining, petrochemical, oil field and industrial markets. Over the years, Energy has expanded its product offering to include custom-manufactured, specialty bolts of various sizes and made-to-order configurations and other CNC-machined components, isolation gasket kits, capabilities to produce high quality sheet jointing used in the manufacture of soft gaskets, and PTFE for its chemical customers. While many competitors manufacture and distribute either gaskets or bolts, supplying both provides us with an advantage to customers who prefer to deal with fewer suppliers.

•	Established and Extensive Distribution Channels. Our business utilizes an established hub-and-spoke distribution system whereby our primary manufacturing facilities supply products to our own branches and a highly knowledgeable network of worldwide distributors and licensees, which are located in close proximity to our primary customers. Our primary manufacturing facility is in Houston, Texas with company-owned branches strategically located around the world to serve our global customer base. Enabled by its branch network and close proximity to its customers, Energy’s ability to provide quick turn-around and customized solutions for its customers provides a competitive advantage. This established network of branches, enhanced by third-party distributors, allows us to add new customers in various locations and to increase distribution to existing customers. Our experienced in-house sales support teams work with our global network of distributors and licensees to create a strong market presence in all aspects of the oil, gas and petrochemical refining industries.

•	Leading Market Positions and Strong Brand Name. We believe we are one of the largest gasket and bolt suppliers to the global energy market. We believe that Lamons is known as a quality brand and offers premium service to the industry. We also believe that our facilities have the latest proprietary technology and equipment to be able to produce urgent requirement gaskets and bolts locally to meet our customers’ demands.

Strategies

The Energy segment has been faced with several market challenges including a reduction of its upstream oil production business as a result of the decline in oil prices, as well as downstream business postponement of refinery shutdowns and customer capital expenditures. We believe Energy has opportunities to improve its margins, while maintaining its market leadership, including:

•	Optimizing its Footprint to Drive Lower-Costs. Over the past 18 months, we have continued to work through reducing our cost structure through ongoing manufacturing, overhead and administrative productivity initiatives, and global sourcing of certain higher volume, standard products. We have performed a comprehensive review of our physical footprint and have closed or consolidated locations to reduce and realign our fixed cost structure to current market demand levels. We have also reconfigured our Houston facility to increase efficiency and reduce our operating cost structure, allowing for incremental capacity. In addition to our core domestic manufacturing facility in Houston, we have sourcing capabilities in China. We believe expanding our new Matrix® product will further increase profitability, as we manufacture our own sealing material domestically in the U.S. compared to reliance on comparable products from our competitors.

•	Improve Operational Efficiency at all Locations. We believe that there are additional opportunities to improve our operational efficiency through continued implementation of lean-based manufacturing initiatives. Through improved production planning, inventory management, and order fulfillment processes, we believe Energy can improve its margins, while reducing product lead-times and increasing customer fill-rates.

•	Expand Engineered and Specialty Products Offering. Over the past few years, we have launched several new highly-engineered and specialty products and have broadened our specialty bolt offering. Examples of new products include: WRI-LP gaskets, a hydrofluoric acid gasket solution; inhibitor gaskets designed to prevent corrosion in offshore platform flanges; IsoTekTM Gaskets, an engineered sealing solution for flanged pipe connections; hose products; and intelligent bolts which provide more reliable load indication. In addition to providing revenue growth opportunities, specialty products tend to have higher margins than the equivalent standard product.

Marketing, Customers and Distribution

Energy relies upon a combination of a direct sales force and an established network of independent distributors and licensees with familiarity of our end user customers. Gaskets and bolts are supplied directly to major customers through our sales and service facilities in major regional markets, or through a large network of independent distributors/licensees. The sales and distribution network’s close proximity to the customer makes it possible for Energy to respond to customer-specific engineered applications and provide a high degree of customer service. We sell to our international customers either through our newer sales and service facilities located in region, licensees or through our many distributors. Significant Energy customers include BP, Corpus Christi Gasket, Dow Chemical, ExxonMobil, DNOW, MRC and Valero.

Competition

Energy’s primary competitors include ERIKS, Flexitallic Group, Garlock (EnPro), GHX, Klinger and Lone Star. Most of Energy’s competitors supply either gaskets or bolts. We believe that providing both gaskets and bolts, as well as our hub-and-spoke distribution model, provides us a competitive advantage with many customers. We believe that our broader product portfolio and strong brand name enables us to maintain our market leadership position as one of the largest gasket and bolt suppliers to the energy market.

Acquisition Strategy

We believe that TriMas has significant opportunities to grow through disciplined, strategic acquisitions that enhance the strengths of our core businesses. We typically seek “bolt-on” acquisitions, in which we acquire another industry participant or adjacent product lines that expand our existing product offerings, gain access to new customers, end markets and distribution channels, expand our geographic footprint and/or capitalize on scale and cost efficiencies. Strategically, our primary focus is on bolt-on acquisition candidates in the Packaging segment, as this segment has a higher growth and margin profile. While we would also consider opportunistic bolt-on acquisitions in our other segments, such transactions are of secondary focus.

Materials and Supply Arrangements

Our largest material purchases are for steel, polyethylene and other resins, aluminium, titanium and copper. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers. In addition to raw materials, we purchase a variety of components and finished products from low-cost sources in China, India, Mexico, South Korea, Taiwan, Thailand and Vietnam.

Steel is purchased primarily from steel mills and service centers with pricing contracts principally in the three-to-six month time frame. Changing global dynamics for steel production and supply will continue to present a challenge to our business. Polyethylene is generally a commodity resin with multiple suppliers capable of providing product globally.

Historically, we have experienced volatility in costs of steel and resin and have worked with our suppliers to manage costs and disruptions in supply. We also utilize pricing programs to pass increased steel, aluminum and resin costs to customers. Although we may experience delays in our ability to implement price increases, we have been generally able to recover such increased costs.

Employees and Labor Relations

As of December 31, 2016, we employed approximately 4,000 people, of which approximately 47% were located outside the United States and 21% work under workers’ council agreements. We currently have collective bargaining agreements covering five facilities worldwide, two of which are in the United States. We believe employee relations are good and are not aware of any present active union organizing activities at any of our other facilities. We cannot predict the impact of any further unionization of our workplace. Our labor agreement with the United Automobile, Aerospace and Agricultural Implement Workers of America at our Aerospace facility in Los Angeles, California, expires in August 2018 and we expect to enter into timely negotiations regarding its extension.

Seasonality and Backlog

Our business does not experience significant seasonal fluctuation, other than our fourth quarter, which has tended to be the lowest net sales quarter of the year given holiday shutdowns by certain of our customers and other customers deferring capital spending to the new year. We do not consider sales order backlog to be a material factor in our business. A growing portion of our sales is derived from international sources, which exposes us to certain risks, including currency risks.

Environmental Matters

We are subject to increasingly stringent environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Some of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances or wastes. Other environmental laws and regulations require the obtainment and compliance with environmental permits. To date, costs of complying with environmental, health and safety requirements have not been material. However, the nature of our operations and our long history of industrial activities at certain of our current or former facilities, as well as those acquired, could potentially result in material environmental liabilities.

Current laws and regulations have not had a material impact on our business, capital expenditures or financial position. However, we must comply with existing and pending climate change legislation, regulation and international treaties or accords. Future events, including those relating to climate change or greenhouse gas regulation could require us to incur expenses related to the modification or curtailment of operations, installation of pollution control equipment or investigation and cleanup of contaminated sites.

Legal Proceedings

Asbestos

As of June 30, 2017, we were a party to 609 pending cases involving an aggregate of 5,274 claims primarily alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of its subsidiaries for use primarily in the petrochemical refining and exploration industries. The following chart summarizes the number of claims, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, excluding amounts reimbursed under the Company’s primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Six Months Ended June 30, 2017	5,339	102	151	16	$6,422	$1,164,500
Fiscal Year Ended December 31, 2016	6,242	140	1,009	34	$15,624	$2,920,000

In addition, we acquired various companies to distribute our products that had distributed gaskets of other manufacturers prior to acquisition. We believe that many of our pending cases relate to locations at which none of its gaskets were distributed or used.

We may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and we may be subjected to further claims in respect of the former activities of its acquired gasket distributors. We are unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 5,274 claims pending at June 30, 2017, 58 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). At June 30, 2017, of the 58 claims that set forth specific amounts, there were no claims seeking specific amounts for punitive damages. Below is a breakdown of the amount sought for those claims seeking specific amounts:

	Compensatory
Range of damages sought (dollars in millions)	$0.0 to $0.6	$0.6 to $5.0	$5.0+
Number of claims	—	16	42

In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $8.4 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 40% of our costs related to settlement and defense of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes asbestos defense costs and indemnity insurance coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of such expenses. Nonetheless, we believe it is likely there will be a period within the next twelve months, prior to the commencement of coverage under this agreement and following exhaustion of our primary insurance coverage, during which we will be solely responsible for defense costs and indemnity payments, the duration of which would be subject to the scope of damage awards and settlements paid.

Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, we believe that the relief sought (when specified) does not bear a reasonable relationship to its potential liability. Based upon our experience to date, including the trend in annual defense and settlement costs incurred to date, and other available information (including the availability of excess insurance), we do not believe these cases will have a material adverse effect on our financial position and results of operations or cash flows.

Metaldyne Corporation

Prior to June 6, 2002, we were wholly-owned by Metaldyne Corporation (“Metaldyne”). In connection with the reorganization between TriMas and Metaldyne in June 2002, TriMas assumed certain liabilities and obligations of Metaldyne, mainly comprised of contractual obligations to former TriMas employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne of normal course payments to be made on TriMas’ behalf.

On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation (“Asahi”) whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne dividended the 4,825,587 shares of the Company’s common stock that it owned on a pro rata basis to the holders of Metaldyne’s common stock at the time of such dividend. As a result of the merger, Metaldyne and the Company were no longer related parties. In addition, as a result of the merger, it has been asserted that Metaldyne may be obligated to accelerate funding and payment of actuarially determined amounts owing to seven former Metaldyne executives under a supplemental executive retirement plan (“SERP”). Under the stock purchase agreement between Metaldyne and Heartland Industrial Partners (“Heartland”), TriMas is required to reimburse Metaldyne, when billed, for its allocated portion of the amounts due to certain Metaldyne SERP participants, as defined.

Subject to certain limited exceptions, Metaldyne and TriMas retained separate liabilities associated with the respective businesses following the reorganization in June 2002. Accordingly, the Company will indemnify and hold Metaldyne harmless from all liabilities associated with TriMas and its subsidiaries and the respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold harmless Heartland and TriMas from all liabilities associated with Metaldyne and its subsidiaries (excluding TriMas and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, TriMas agreed with Metaldyne to indemnify one another for its allocated share (42.01% with respect to TriMas and 57.99% with respect to Metaldyne) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

On May 28, 2009, Metaldyne and its U.S. subsidiaries filed voluntary petitions in the United States Bankruptcy Court under Chapter 11 of the U.S. Bankruptcy Code. On February 23, 2010, the U.S. Bankruptcy Court confirmed the reorganization plan of Metaldyne and its U.S. subsidiaries.

We continue to evaluate the impact of Metaldyne’s reorganization plans on its estimated obligations to Metaldyne. At December 31, 2016, TriMas has accrued an estimated liability to Metaldyne on its reported balance sheet of approximately $7.6 million. However, if Metaldyne is required to accelerate funding of these liabilities, TriMas may be obligated to reimburse Metaldyne up to approximately $10.0 million, which could result in future charges to our statement of operations of up to $2.4 million. The Metaldyne bankruptcy distribution trust is expected to terminate in 2017, at which time a final assessment of the liabilities will be determined.

Other Claims and Litigation

We are subject to other claims and litigation in the ordinary course of business which we do not believe are material. In addition, a claim asserted against us by a competitor in 2014 alleged false advertising where, although no formal demand was made, we believed the competitor may have been seeking in excess of $10 million. In 2015, we resolved the matter for approximately $2.8 million, inclusive of attorney fees and expenses and also recorded an insurance reimbursement of $1.5 million related to this matter. We do not believe claims and litigation will have a material adverse effect on its financial position and results of operations or cash flows.

Intangible Assets

Our identified intangible assets, consisting of customer relationships, trademarks and trade names and technology, are recorded at approximately $213.9 million at December 31, 2016, net of accumulated amortization. The valuation of each of the identified intangibles was performed using broadly accepted valuation methodologies and techniques.

Customer Relationships. We have developed and maintained stable, long-term selling relationships with customer groups for specific branded products and/or focused market product offerings within each of our businesses. Useful lives assigned to customer relationship intangibles range from five to 25 years and have been estimated using historic customer retention and turnover data. Other factors considered in evaluating estimated useful lives include the diverse nature of focused markets and products of which we have significant share, how customers in these markets make purchases and these customers’ position in the supply chain. We also monitor and evaluate the impact of other evolving risks including the threat of lower cost competitors and evolving technology.

Trademarks and Trade Names. Each of our operating groups designs and manufactures products for focused markets under various trade names and trademarks (see discussion above by reportable segment). Our trademark/trade name intangibles are well-established and considered long-lived assets that require maintenance through advertising and promotion expenditures. Because it is our practice and intent to maintain and to continue to support, develop and market these trademarks/trade names for the foreseeable future, we consider our rights in these trademarks/trade names to have an indefinite life, except as otherwise dictated by applicable law.

Technology. We hold a number of United States and foreign patents, patent applications, and proprietary product and process-oriented technologies within all four of our reportable segments. We have, and will continue to dedicate, technical resources toward the further development of our products and processes in order to maintain our competitive position in the industrial, commercial and consumer end markets that we serve. Estimated useful lives for our technology intangibles range from one to 30 years and are determined in part by any legal, regulatory or contractual provisions that limit useful life. For example, patent rights have a maximum limit of 20 years in the United States. Other factors considered include the expected use of the technology by the operating groups, the expected useful life of the product and/or product programs to which the technology relates, and the rate of technology adoption by the industry.

International Operations

Approximately 14.0% of our net sales for the year ended December 31, 2016 were derived from sales by our subsidiaries located outside of the United States, and we may expand our international operations through organic growth actions and acquisitions. In addition, approximately 14.7% of our long-lived assets as of December 31, 2016 were located outside of the United States. We operate manufacturing facilities in Belgium, Canada, China, Germany, India, Mexico, Singapore, Spain, Thailand, the United Kingdom and Vietnam. In addition to the net sales derived from sales by our subsidiaries located outside of the United States, we also generated approximately $76.2 million of export sales from the United States. For information pertaining to the net sales and operating net assets attributed to our international operations, refer to Note 19, “Segment Information,” to our audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 included elsewhere in this offering memorandum.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

Simultaneous with the issuance of the notes offered hereby, the Company will enter into an amended and restated Revolving Credit Facility, consisting of a $300.0 million senior secured revolving credit facility, which will permit borrowings denominated in specific foreign currencies (“Foreign Currency Loans”), subject to a $125.0 million (equivalent) sublimit, have a five year maturity and be subject to interest at London Interbank Offered Rates (“LIBOR”) plus a spread. The interest rate spread is based upon the leverage ratio, as defined, as of the most recent determination date.

The Revolving Credit Facility also provides incremental revolving credit facility commitments in an amount not to exceed the greater of $200.0 million and an amount such that, after giving effect to such incremental commitments and the incurrence of any other indebtedness substantially simultaneously with the making of such commitments, the senior secured net leverage ratio, as defined, is no greater than 3.75 to 1.00. The terms and conditions of any incremental revolving credit facility commitments must be no more favorable than the existing credit facility.

The Revolving Credit Facility allows for the issuance of letters of credit, not to exceed $40.0 million in aggregate.

The dollar denominated debt under the Revolving Credit Facility is an obligation of the Company and certain of its domestic subsidiaries and is secured by substantially all of the assets of such parties. Borrowings under the $125.0 million (equivalent) foreign currency sub limit of the $300.0 million Revolving Credit Facility are also secured by a cross-guarantee amongst, and a pledge of the assets of, the foreign subsidiary borrowers that are a party to the agreement. The Revolving Credit Facility also contains various negative and affirmative covenants and other requirements affecting the Company and its subsidiaries, including restrictions on the incurrence of debt, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, assets dispositions, sale-leaseback transactions, hedging agreements, dividends and other restricted payments, transactions with affiliates, restrictive agreements and amendments to charters, bylaws, and other material documents. The terms of the Revolving Credit Facility also require the Company and its restricted subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a maximum senior secured net leverage ratio (total consolidated secured indebtedness, less unrestricted cash and cash equivalents, plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined) and a minimum interest expense coverage ratio (consolidated EBITDA, as defined, over cash interest expense, as defined).

Receivables Facility

The Company is party to an accounts receivable facility through TSPC, Inc. (“TSPC”), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all of the Company’s domestic business operations. Under this facility, TSPC, from time to time, may sell an undivided fractional ownership interest in the pool of receivables up to $75.0 million to a third-party multi-seller receivables funding company. The net amount financed under the facility is less than the face amount of accounts receivable by an amount that approximates the purchaser’s financing costs. The cost of funds under this facility consisted of a 1-month LIBOR-based rate plus a usage fee of 1.00% and a fee on the unused portion of the facility of 0.35% as of June 30, 2017 and 2016.

The Company had approximately $52.0 million and $45.5 million outstanding under the facility as of June 30, 2017 and December 31, 2016, respectively, and approximately $9.8 million and $10.1 million available but not utilized as of June 30, 2017 and December 31, 2016, respectively. Aggregate costs incurred under the facility were approximately $0.3 million and $0.2 million for the three months ended June 30, 2017 and 2016, and $0.6 million and $0.4 million for the six months ended June 30, 2017 and 2016, respectively, and are included in interest expense in the accompanying consolidated statement of income. The facility expires on June 30, 2020.

The cost of funds fees incurred are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate based on a 1-month LIBOR-based rate plus the usage fee discussed above and is computed in accordance with the terms of the agreement. As of June 30, 2017, the cost of funds under the facility was based on an average liquidation period of the portfolio of approximately 1.7 months and an average discount rate of 1.9%.